Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dual dated April 26, 2019 and September 30, 2019 relating to the balance sheets of REITless Impact Impact Income Strategies LLC as of December 31, 2018, and the related statements of income, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

/s/ Jason M. Tyra, CPA, PLLC

Jason M. Tyra, CPA, PLLC

Dallas, TX

October 1, 2019